Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A ordinary shares, par value of US$0.00025 per share, of NIO Inc., a Cayman Islands exempted company, and that this Agreement may be included as an exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 17, 2023.

Bin Li		/s/ Bin Li

Originalwish Limited	By:	/s/ Bin Li
	Name: Title:	Bin Li Director

mobike Global Ltd.	By:	/s/ Bin Li
	Name: Title:	Bin Li Director

NIO Users Limited	By:	/s/ Titan Directors Limited
	Name: Title:	Titan Directors Limited Director

Maples Trustee Services (Cayman) Limited acting solely in its capacity as the trustee of NIO Users Trust	By: Name: Title:	/s/ Peter Goddard Peter Goddard Authorized signatory

NIO Users Community Limited	By:	/s/ Bin Li
	Name:	Bin Li
	Title:	Director